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                        Suffolk Capital Management, Inc.
              An Affiliate of United Asset Management Corporation

                                 CODE OF ETHICS


     Federal and state securities laws govern the conduct of investment advisors - particularly those with investment company clients - and persons with certain relationships to investment advisors, including certain employees. These laws impose specific record keeping requirements and prohibit certain conduct. Advisers to investment companies are required to adopt a code of ethics pursuant to Sec. Rule 17j-1 under the Investment Company Act of 1940. Federal and state securities laws also prohibit anyone from engaging in insider trading and other fraudulent acts and practices. Federal law requires every investment adviser to adopt and enforce written procedures designed to prevent insider trading.

     Because of the nature of the business of this firm (hereinafter referred to as the "Firm"), its employees may be exposed to information which constitutes inside information, the use of which for the financial benefit of the employees, their "tippees" or clients is proscribed by federal law. In addition to the responsibilities imposed by these specific securities laws, the Firm has a fiduciary duty to investment counseling clients which requires each employer to act solely for the benefit of the clients. Employees also have a duty to act in the best interests of the Firm. Finally, it is in the best interests of the Firm as a professional advisory organization to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

     As a result of these aspects of the Firm's business, this Code of Ethics has been adopted. Our goal is to impose as few restrictions as possible on you consistent with protecting you, the Firm, and our clients from the damage that could result from a violation of securities or other laws or from situations involving real or apparent conflicts of interest. While it is impossible to define all situations which might post a risk of securities laws violation or create conflicts, this Code of Ethics is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the Firm's employees can minimize their and the Firm's potential exposure from violations of laws governing securities transactions and fiduciary relationships.

     Failure to comply with the provisions of this Code of Ethics is a ground for disciplinary action, including discharge, by the Firm. Adherence to the Code of Ethics is considered a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code of Ethics, who is identified in an attachment to this Code (and is referred to hereinafter as the "Compliance Officer").

     Please acknowledge that you have read the Code of Ethics by signing the acknowledgement attached to the Code and returning it to the Compliance Officer.

     1.   RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS.

          Essentially, this policy prohibits "advisory representatives" (as defined below) from engaging in personal security transactions involving securities which the Firm is recommending or contemplates recommending to clients, and certain other securities.

          STATEMENT OF POLICY. No advisory representative may engage in personal securities transactions involving any securities which are:

     - being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled;

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     -    the subject of a written buy or sell recommendation from the investment committee or equivalent until a sufficient number of days have elapsed following the issuance of such recommendation to permit the adequate dissemination of the recommendation within the Firm and to permit the orderly execution of trades on behalf of the Firm's clients;

     - actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an employee has been informed in any fashion that any portfolio manager or counselor intends to purchase or sell a specific security. This is a particularly sensitive area and one in which each employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients;

     - involved in a registered public offering (both new issues and secondary offerings), including new issuers of municipals securities;

     -    equity securities of any broker/dealer;

     - securities of any corporation of which 10% or more of the outstanding shares are held in portfolios managed by our organization.

     An "advisory representative" includes any officer or director of the Firm, and any employee who makes, participates in the determination of, or whose duties relate to the determination of, any security recommendations or investment decisions made by the Firm; or any employee who, in connection with his or her duties, obtains information concerning security recommendations or investment decisions made by the Firm before such information is effectively disseminated. Note that under this last clause, even if you have no involvement in making the Firm's recommendations, you may become an advisory representative simply by learning of recommendations or decisions being made by the Firm in the course of your employment duties.

     For the purpose of this Code of Ethics, "personal securities transactions" are defined as securities transactions for your own account or transactions for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account or the transaction. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."(1)

     The term "securities" for these purposes has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as "securities."(2) The prohibition in this Section 1 of this Code

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(1)       If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to personal securities transactions are not to be directly applicable. Therefore, you are not prohibited from engaging in personal securities transactions with respect to such accounts, and subsequent reporting of such transactions, discussed below, is not required. In all transactions involving such an account, you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment counseling clients or with respect to your position as an officer or employee of the Firm. In this regard, your attention is directed to Section 4 hereof, "Other Conflicts of Interest," which does apply to such situations.


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of Ethics, however, does not extend to U.S. Government securities, banker's acceptances, bank certificates of deposit, commercial paper and shares of open-end investment companies (mutual funds).

     Unless short sales, options, and margin transactions involve securities which fall within the above prohibitions, employees may engage in such transactions; however, such transactions are strongly discouraged due to the danger that an employee will be "frozen" because of the general restrictions which apply to personal transactions as noted above.

     Any employee who feels that the above prohibitions create a particular hardship for him or her in a particular case should discuss the facts with the Compliance Officer. In specific cases of extreme hardship, an exception may be granted if the interests of the Firm's clients permit.

     2.   REPORTING REQUIREMENTS.

     SEC rules require that a record of all personal securities transactions made by advisory representatives be kept available for inspection, and that these records be maintained on at least a quarterly basis. Because a report of trading activity is required within 10 days of a trade by every employee of the Firm under Section 3 (having to do with prevention of insider trading), it will not be necessary for advisory representatives to file a separate quarterly report unless the representative has not engaged in any personal securities transactions during a quarter. In that case, the advisory representative should file a quarterly report (in the form attached) with the Compliance Officer within 5 calendar days after the end of the calendar quarter in question. The forms are available from the Compliance Officer. The forms, together with the trading reports required under Section 3 and the Firm's log of transactions in all client accounts, will be reviewed on a confidential basis.

     3.   USE OF INSIDE INFORMATION.

          A.   POLICY STATEMENT ON USE OF INSIDE INFORMATION.

          No officer, director or employee of the Firm shall make use of material nonpublic ("inside") information(3) concerning any publicly-held company, nor shall any employee of the Firm disclose any such inside information to other persons, including clients of the Firm or any mutual funds managed by the Firm, if such use or disclosure would violate the Securities Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the "'34 Act"). (As used in this Section 3, the word "employee" includes the Firm's officers and directors). Every employee of the Firm shall keep confidential any information communicated to such employee with the understanding that it shall be kept confidential, including all information related to security recommendations and investment decisions being made by the Firm. No employee of the Firm shall in violation of the '34 Act direct trades in securities for accounts of investment advisory clients as to which the Firm has discretionary authority while the Firm is in possession of inside information. Such use, disclosure or trades may subject both the employee and the Firm to substantial legal penalties under the '34 Act.

     No employee of the Firm shall make unlawful use of inside information concerning the Firm's parent company. United Asset Management Corporation ("UAM"), which is a publicly-held company.

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(2)       More specifically, "security" has the same meaning set forth in
          Section 2(a)(36) of the Investment Company Act, with the exceptions noted in the following sentence of the above paragraph.

(3) That is, information which has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important by reasonable investors.


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          B.   PROCEDURES FOR AVOIDING INSIDER TRADING.

          An employee who comes to possess or believes that he or she may have come to possess inside information concerning any publicly-held company, the securities of which the employee or the Firm is considering trading, shall confer about such information with the Compliance Officer, who shall determine whether use of such information would violate the '34 Act. While the Compliance Officer is deliberating, the employee shall not trade the securities in question on behalf of the employee or anyone else, including clients of the Firm, nor shall the employee communicate the information to others. If the Compliance Officer determines that use of the information would be unlawful, such Officer shall notify all employees of the Firm that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in "personal securities transactions" or for the accounts of clients (notwithstanding the inclusion of such securities on any "recommended to sell" lists compiled by the Firm) until further notice, and shall take appropriate measures to maintain the confidentiality of the information, for example, by placing any written materials containing the inside information in a confidential file under the Compliance Officer's control.

          Following receipt of the notice prohibiting certain trades and until further notice from the Compliance Officer, every employee shall refrain from disclosing such information to tippees and from trading the securities in question in "personal securities transactions" or for the accounts of clients.

          C.   REPORTS OF TRADES.

          Every employee shall file with the Compliance Officer a written report in the form attached hereto of all "personal securities transactions" as defined in Section 1, above, within 10 calendar days of the occurrence of any such transaction. This requirement may be satisfied by sending duplicate confirmations of trades to the Compliance Officer. The Compliance Officer shall on a weekly basis review such reports as well as the Firm's records of trades for clients' accounts in order to determine whether the provisions of this Code of Ethics are being complied with.(4) An employee who files no such reports will be deemed to be representing that the employee has engaged in no personal securities transactions.

          D.   VIOLATIONS.

          Whether a violation of this Section 3 has occurred shall be determined by the Firm in the reasonable exercise of its judgement, whether or not any civil or criminal procedure has been instituted by any person.

          Federal laws do not explicitly define what constitutes unlawful use of inside information. Many cases have been decided under these laws, however, and a summary of their rulings is attached to this Code. Employees should review the attachment whenever they receive what may be inside information, and they should confer with the Compliance Officer before trading securities while in the possession of such information.

     4.   OTHER CONFLICTS OF INTEREST.

     Employees should not seek, accept or offer any gifts or favors of material value (i.e., $25.00 per year) or any preferential treatment in dealings with any broker/dealer, portfolio company, financial
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(4)      From time to time, an employee of the Firm may be elected to the Board of Directors of UAM and may as a UAM director obtain inside information respecting UAM. Such a person shall maintain that information in strict confidence and shall not be required to confer with the Compliance Officer about such information, nor shall the Compliance Officer's notice be required hereunder due to the existence of such information.


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institution or any other organization with whom we transact business.
Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the employee's protection and that of the Firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the Firm, and whenever possible prior approval should be sought from the Compliance Officer. Any questions as to the propriety of such situations should be discussed with the Compliance Officer. A brief explanation of all extraordinary travel, lodging and related meals and entertainment is to be reported in writing to the Compliance Officer.

     Employees should also be aware that areas in addition to personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than as a complete list of situations to avoid.

     - Information acquired in connection with employment by our organization may not be used in any way which might be contrary to or in competition with the interests of clients.

     - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization.

     - All outside relationships such as directorships, trusteeships, or memberships in investment organizations (e.g., an investment club) other than directorships or trusteeships of non-profit organizations which are not clients of the Firm should be discussed with the Compliance Officer prior to acceptance of any such position.

     No advisory representative shall advise clients to purchase, hold or sell UAM stock or other securities. No advisory representative having discretionary authority over clients' funds shall exercise such discretion to invest such funds in UAM stock or other securities, although an advisory representative may implement a client's exercise of its own discretion to trade in UAM securities.

     5.   OTHER TRANSACTIONS.

     No employee of the Firm shall participate on behalf of the Firm, or any client of the Firm, or on such employee's own behalf in any of the following transactions:

     -    Use of the Firm's funds for political purposes;

     - Payment or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party in violation of any applicable law;


     - Payment to governmental officials or employees other than in the ordinary course of business for legal purposes such as payment of taxes;

     - Use of funds or assets of the Firms or any subsidiary of the Firm for any other unlawful or improper purpose; and

     - Use of any device, scheme, artifice, or practice which operates or is intended to operate as a fraud or deceit upon the Firm or any client of the Firm, and in particular with respect to any security which has been held by or considered for purchase by the Firm within the last 15 days.


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     Whether a violation of any of these rules has occurred shall be determined by the Firm in the reasonable exercise of its judgment, whether or not any civil or criminal procedure has been instituted by any person.

     6.   BACKGROUND INFORMATION.

     The SEC registration form for investment advisers requires the reporting, under oath, of past disciplinary actions taken against all "advisory affiliates." The Investment Advisers Act requires similar disclosure to clients of the Firm. The term "advisory affiliate" includes directors and chief officers of an adviser; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information which must be reported to the SEC.

     All advisory affiliates of the Firm are required, as a condition of their employment, to provide full information to the Firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Compliance Officer.

     The Firm can provide you with questionaires and forms covering the disclosures required by you, if necessary, for your review.

     7.   REVIEW OF REPORTS AND OVERSIGHT OF THE CODE OF ETHICS.

     The Compliance Officer shall review on a weekly basis all reports filed by employees under this Code of Ethics, and shall compare such individual reports with reports of transactions entered into by the Firm, and with recommendations made and securities contemplated for purchase by the Firm, on behalf of clients. The Compliance Officer shall report to the Board of Directors promptly following the receipt of any report which indicates that an advisory representative entered into a personal securities transaction which violated the prohibitions contained in Section 1 of this Code of Ethics or any report which indicates that any person violated the prohibitions contained in Section 3 concerning inside information. The Compliance Officer shall also report to the Board of Directors any apparent violations of the reporting requirement, any transaction not required to be reported but which the Compliance Officer nevertheless believes to be a violation of the Code of Ethics, and any other act or practice which the Compliance Officer believes to be a violation of this Code of Ethics.

     The Board shall consider reports made to it hereunder and upon discovering that a violation of this Code has occurred, the Board may impose such sanctions as it deems appropriate including, among other things, a letter of sanction or suspension or termination of the employment of the violator. In addition, the Board shall review the operation of these policies at least once a year.

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     Questions regarding interpretation of this Code of Ethics or questions about its application to particular situations should be directed to the Compliance Officer.


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                               Compliance Officer

   The Firm has designated /s/ Erik Weissenberger to serve as its Compliance
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Officer until further notice.